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EXHIBIT 10.4

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), shall be effective the 18th day of August, 2003, by and between GrayMark Productions, Inc. (the "Company"), an Oklahoma corporation, and John Simonelli, an individual ("Executive").

        WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions of Executive's employment by the Company.

        NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutuality thereof, the parties hereto agree as follows:

        1.    Term of Employment.    The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, during the period beginning on August 18, 2003, and ending on August 18, 2006 (the "Employment Period"), or on such earlier date as provided in Sections 4 and 5 hereof.

        2.    Duties.    Substantially all of the duties and responsibilities of Executive, subject to such travel as the duties of Executive hereunder may reasonably require, shall be performed by Executive at and from the corporate offices of the Company in Oklahoma City, Oklahoma.

          2.1   During the Employment Period, Executive shall only be required to devote that amount of time, attention, skill, energy and best efforts as required to perform the duties assigned to him from time to time by management and/or the Board of Directors of the Company, and shall, but without obligation hereunder, serve the Company in the executive officer positions to which he may be elected or appointed by the Board of Directors of the Company, subject to acceptance by Executive of such executive officer position or positions. Provided, however, Executive shall not be required to devote his full time and attention to the performance of the duties assigned to him and may engage in the pursuit of other endeavors that do not conflict with his ability to perform his duties to the business interests of the Company, provided that the pursuit of such other endeavors do not violate the duty of loyalty and care that Executive has to the Company by reason of this Agreement or in his capacity as an executive officer of the Company.

          2.2   As an employee of the Company, Executive shall be subject to the overall supervision and instructions of management of the Company and, if applicable, that are associated with the executive officer position or positions held by Executive which shall be subject to the overall supervision and instructions of the Board of Directors to the Company.

        3.    Compensation and Other Benefits.    During the Employment Period, the Company shall pay or provide to Executive and Executive shall be entitled to receive or have maintained for his benefit, the following:

          3.1   The Company shall compensate Executive for the services to be rendered by him thereunder at the rate of sixty thousand dollars ($60,000) per year, payable in equal semi-monthly installments on the first and fifteen day of each month, commencing on the date hereof.

          3.2   From time to time the Company may pay cash bonuses or grant stock options to its executive officers as determined by the Board of Directors (or the Compensation Committee established by the Board of Directors). To the extent that bonuses or stock options are paid or granted by the Board of Directors to its executive officers, Executive shall be deemed to be a member of the bonus group or group to which stock options are granted, and his bonus or stock option grants shall be determined in the same manner as are the bonuses or stock option grants of other executives in the group.

          3.3   Executive is hereby authorized to incur reasonable expenses for the promotion of the Company's business, including entertainment, travel and similar expenses, and he shall be reimbursed therefore by the Company upon his presentation of itemized accounts of and receipts for such expenditures.

          3.4   The Company shall provide to Executive health and disability insurance benefits comparable to those provided to the executive officers of the Company either as a group or individually.

          3.5   Executive shall be entitled to reasonable periods of vacation with pay in each year, and reasonable periods of sick leave with pay commensurate with his position, in accordance with Company policy as established by the Board of Directors.

        4.    Disability or Death.

          4.1   In the event the Board of Directors of the Company determines in good faith that Executive is unable, because of physical or mental illness or disability, to render services of the character contemplated hereby and that such disability reasonably may be expected to be permanent or to continue for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of eighteen (18) consecutive months), in such event the Board of Directors of the Company may elect to terminate the employment of Executive hereunder upon written notice by the Company to Executive effective on the next first or fifteenth day of the month following the date of such notice. At any time and upon reasonable request therefor by the Company, Executive shall submit to medical examination by a physician designated by the Company in Norman or Oklahoma City, Oklahoma, for the purpose of determining the existence, nature and extent of any such disability. In the event the Board of Directors elects to terminate the employment of Executive pursuant to this Section 4.1, Executive shall be entitled to receive any amount of compensation determined pursuant to Section 3.1 up to the date of the termination of the employment of Executive payable on the dates established pursuant to Section 3.1.

          4.2   In the event Executive shall die during the Employment Period, this Agreement shall terminate effective on the next first or fifteenth day of the month following the date of death, and the Company shall pay to the spouse of Executive, or if unmarried at the time of his death, to the estate of Executive, the compensation payable to Executive pursuant to Section 3.1 for a period of three (3) months following the effective date of termination of this Agreement pursuant to this Section 4.2, payable on the dates provided for such compensation payment thereunder.

          4.3   In the event of termination of this Agreement pursuant to Section 4.1 or Section 4.2 of this Agreement, Executive (or his spouse or if unmarried on the date of his death his estate) shall be entitled to receive accrued and unpaid expense reimbursements, automobile allowance and any unpaid bonus amounts awarded to Executive prior to such termination and stock option grants awarded to Executive prior to such termination exercisable in accordance with the terms of such stock option grants.

        5.    Termination for Cause.    In the event the Board of Directors of the Company determines in good faith that Executive is guilty of gross negligence or fraud materially injurious to the Company, the Company may terminate this Agreement, and all obligations hereunder shall thereupon terminate.

        6.    Non-Competition.    During the Employment Period, or, if longer, the period of employment of Executive by the Company, Executive will not engage in competition with the Company, either directly or indirectly, in any manner or capacity as an employee or executive officer of a competitor company in any phase of the business carried on by the Company at any time.

        7.    Confidentiality.    During the Employment Period, or, if longer, the period of employment of Executive by the Company, and for a period of three (3) years thereafter, Executive will not divulge to anyone, other than the Company or persons designated by the Company in writing, any confidential material information directly or indirectly useful in any aspect of the business of the Company or any of its subsidiaries, as conducted from time to time, as to which Executive is now, or at any time during employment shall become, informed and which is not then generally known to the public or recognized as standard practice.

        8.    Certain Provisions to Survive Termination; Etc.    Notwithstanding any termination of his employment under this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 6 and 7, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

        9.    Non-Assignability.    Neither party hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

        10.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in Oklahoma City, Oklahoma unless otherwise agreed by the parties hereto. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 10 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained in Sections 6 and 7 hereof.

        11.    Notice.    All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given forty-eight (48) hours after depositing in the United States mail, certified mail, postage prepaid, addressed to the party to receive such notice at the address set forth hereinbelow or such other address as either party may give to the other in writing pursuant to written notice pursuant to this Section:

If to Executive:	John Simonelli 4417 Winding Ridge Circle Norman, Oklahoma 73072
If to the Company:	GrayMark Productions, Inc. 2500 South McGee Drive, Suite 147 Norman, Oklahoma 73072

        12.    General.    The terms and provisions herein contained (i) constitute the entire Agreement between the Company and Executive with respect to the subject matter hereof, (ii) may be amended or modified only by a written instrument executed by the parties hereto, and (iii) shall be construed and enforced in accordance with the laws in effect in the State of Oklahoma without regard to its conflicts of law provisions. Failure by a party hereto to require performance of any provision of this Agreement shall not affect, impair or waive such party's right to require full performance at any time thereafter.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on this 18th day of August, 2003.

"Company"	GRAYMARK PRODUCTIONS, INC.
	By:	/s/ GRAY FREDERICKSON Gray Frederickson, Chief Executive Officer
"Executive"		/s/ JOHN SIMONELLI John Simonelli

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  EXHIBIT 10.4
EMPLOYMENT AGREEMENT